UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):                                                                May 28, 2010

Aradigm Corporation
(Exact name of registrant as specified in its charter)

California	0-28402	94-3133088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3929 Point Eden Way, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                             (510) 265-9000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 14, 2010, Aradigm Corporation (the “Company”) convened its Annual Meeting of Shareholders (the “Meeting”).  Four proposals were presented and voted on and the results for three of the proposals were reported at the Meeting.  The polls closed with respect to proposal 1 (re-election of directors), proposal 2 (amending the Company’s 2005 Equity Incentive Plan) and proposal 4 (ratification of the selection of the Company’s independent registered public accounting firm), but remained open for proposal 3 (amending the Company's Amended and Restated Articles of Incorporation) in order to give the shareholders of the Company holding over 17 million un-voted shares sufficient opportunity to cast votes on proposal 3.

The Meeting was adjourned and was reconvened at the Company’s offices located at 3929 Point Eden Way, Hayward, California, 94545 at 9:00 a.m. local time on May 28, 2010 in order to give the shareholders of the Company the opportunity to cast votes on proposal 3, which is a proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 150,000,000 to 225,000,000 as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 12, 2010.

Set forth below are the results reported at the reconvened Meeting for proposal 3.

Proposal 3 – Amendment of the Company’s Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 150,000,000 to 225,000,000.

For:  39,090,866
Against:  47,958,055
Abstained:  163,255
Non-votes: 0

Proposal 3 failed to receive “For” votes from the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting.  Proposal 3 therefore was not passed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aradigm Corporation

May 28, 2010	By:	/s/ Nancy E. Pecota
Name: Nancy E. Pecota
Title: Vice President, Finance and Chief Financial Officer